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                                                                    EXHIBIT 14.2

                                COTT CORPORATION

                       CODE OF ETHICS FOR SENIOR OFFICERS

POLICY:

Cott Corporation is committed to conducting business in a manner that follows the highest ethical standards and complies with all applicable laws. In order to help ensure that this commitment is met by Cott Corporation and all its subsidiaries (collectively referred to in this document as "Cott" or the "Company") a Code of Business Conduct and Ethics has been adopted by Cott. In addition to the Code of Business Conduct and Ethics, Senior Officers (as defined below) also have an additional duty to comply with this Code of Ethics for Senior Officers (the "Code").

This Code applies to the Senior Officers of the Company The term "Senior Officer," as used in this Code, means Cott Corporation's Chief Executive Officer (i.e., the principal executive officer), Chief Financial Officer (i.e., the principal financial officer), Principal Accounting Officer, Controller and any other person who performs similar functions as well as Cott Corporation's Treasurer and Assistant Treasurer, and the senior financial officer in each of Cott's business units and divisions. While this Code provides general guidance for appropriate conduct and avoidance of conflicts of interest, it does not supersede specific policies that are set forth in other Company policy statements and, in particular, does not limit the duties and obligations that Senior Officers have under Cott's Code of Business Conduct and Ethics.

PURPOSE:

The purpose of this Code is to deter wrongdoing and to provide guidance to the Company's Senior Officers with regard to, and to promote, the following:

- honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

- full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission ("SEC") and other securities regulatory authorities and in other public communications made by the Company;

-    compliance with applicable governmental laws, rules and regulations;

-    prompt internal reporting of violations of the Code; and

-    accountability for adherence to the Code.

Each day, you are faced with making decisions that will affect the Company's business. You are obligated to comply with the Code guidelines and should avoid even the appearance of unethical or unprofessional behavior. To that end, you should seek advice from the Company's General Counsel when faced with a situation that may violate or give the appearance of violating the Code, or any other Company policies, laws, rules or regulations.

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I.   HONEST AND ETHICAL CONDUCT

The Company expects and requires ethical behavior from the Senior Officers. You owe a duty of loyalty to the Company and you are expected to act in the best interests of the Company.

Further, you must engage in and promote honest and ethical conduct, including handling actual or apparent conflicts of interest in an ethical manner, and must act with honesty and integrity.

II.  CONFLICTS OF INTEREST

A conflict of interest exists when your personal interests interfere with, or give the appearance of interfering with, the interests of the Company. In the best interests of the Company, you must avoid actual or apparent conflicts between your private interests and those of the Company, including receiving improper personal benefits as a result of your position. In addition, you should not use corporate assets, information, or your position for personal gain.

Conflicts of interest may manifest themselves in many ways and may reach farther than just the person employed by the Company. In fact, many conflicts arise as a result of situations involving your family members.

III. ACCURACY OF REPORTING

A)   GENERAL

As a publicly traded company, the Company has a duty to comply with all applicable laws and regulations with respect to accuracy in the information it reports to the SEC and other securities regulatory authorities and communicates to the public. The Company's financial statements are relied upon both internally and externally by individuals making business or investment decisions. Accuracy and candor is critical to the financial health of the Company. Senior Officers must help to ensure that all of the Company's periodic reports and public statements contain full, fair, accurate, timely and understandable disclosure. Any Senior Officer who becomes aware of inaccuracies contained in the Company's reports and public statements, or material omissions from the Company's reports and public statements, shall immediately report such material inconsistencies or omissions to the Company's Audit Committee and the General Counsel. Senior Officers must act in good faith, responsibly with due care and diligence and not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others whether within or outside the Company, including to the Company's directors and auditors, and to government regulators and self-regulatory organizations.

B)   FINANCIAL REPORTING OBLIGATIONS OF SENIOR OFFICERS

As a Senior Officer, you are charged with the responsibility of ensuring that the financial statements, reports and other documents filed or submitted to the SEC and other applicable 3 securities regulatory authorities and other public communications made by the Company (collectively, "Reports and Public Documents") are accurate and fairly disclose the Company's assets, liabilities and other material transactions engaged in by the Company. You are responsible for the Reports and Public Documents meeting the following requirements:

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     -    Reports and Public Documents must, in reasonable detail, accurately and fairly reflect the transactions engaged in by the Company and acquisitions and dispositions of the Company's assets.

     - Reports and Public Documents must not contain any untrue statement of material fact that would make the statements in the Reports and Public Documents misleading.

     - Financial reports must be prepared in accordance with, or reconciled to, Generally Accepted Accounting Principles and applicable rules, including the accounting rules of the SEC and other applicable securities regulatory authorities.

     - Reports and Public Documents must contain full, fair, accurate, timely and understandable disclosure.

Furthermore, you are responsible for reporting any inaccuracies or mistakes in the Reports and Public Documents to the Chair of the Audit Committee and the General Counsel.

Finally, you are required to respect the confidentiality of information acquired in the course of the performance of your responsibilities.

IV.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is a critical component of the Company's philosophy that it engage in its business activities, and be perceived to engage in its business activities, in an ethical and legal manner. Therefore, all Senior Officers must comply with both the letter and spirit of laws, rules and regulations applicable to the Company's business.

V.   RESPONSIBILITY FOR REPORTING

The Company has established a reporting system that requires Senior Officers to report violations of any of the policies set forth in this Code. These mandatory reporting obligations apply whether or not the reporting person was personally involved in the alleged violation of the policies set forth in this Code.

Upon observing or learning of any violation of the policies set forth in this Code, Senior Officers may report violations to either the General Counsel or report via the procedures that have been established in the Company's Reportable Concerns Policy. If the Senior Officer believes that the matter cannot be, or has not been, timely or adequately addressed by the Company, then the Senior Officer shall report any matter arising under this Code to the Chair of the Audit Committee, and any other matter to the Chair of the Corporate Governance Committee.

The Company shall use best efforts to keep any reports confidential and will not disclose such reports to anyone other than the Board, the Audit Committee or the Corporate Governance Committee as appropriate, the General Counsel, and outside legal counsel unless disclosure is required by law or this Code. All reports should contain as much specific detail as possible to allow the Company to conduct an investigation of the reported matter.

Once the Company receives notice of a suspected violation of this Code, the Company shall promptly begin an investigation. Investigations arising with regards to conflicts of interest and

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accuracy of reporting will be conducted by persons designated and supervised by the Audit Committee. Investigations arising under any other section of this Code will be conducted under the supervision of the General Counsel. Once a violation is found to exist, such individual shall be subject to disciplinary action as described in Section VI of this Code.

The Company's Audit Committee has established a Reportable Concerns policy, which covers the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. This Policy will ensure the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. You may obtain a copy of this policy from the Company's intranet site.

The Company will not discharge, demote, suspend, threaten, harass, or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Improper Activities or otherwise as specified in Section 806 of the Sarbanes Oxley Act of 2002.

VI.  COMPLIANCE; ADMINISTRATION

As a condition of employment and continued employment, each Senior Officer must accept the responsibility of complying with the foregoing policies and acknowledge his or her receipt of the Code by executing the Acknowledgement attached hereto. The Company may, at any time and as frequently as the Company may deem advisable, request any Senior Officer to complete and submit a certification in the form designated by the Company pertaining to compliance with the policies set forth in this Code. A copy of the certification form is contained in this Code.

Any Senior Officer who violates any of these policies is subject to disciplinary action including but not limited to suspension or termination of employment, and such other action, including legal action, as the Company believes to be appropriate under the circumstances.

VII. AMENDMENTS; WAIVER

The Company reserves the right to amend, waive or alter the policies set forth in this Code at any time. Amendments to the Code require the approval of the Board and waivers (including implicit waivers) of any provision of the Code require the approval of the Corporate Governance Committee.

Unless the SEC rules and regulations otherwise provide, amendments and waivers of any provision of the Code applicable to Senior Officers must be promptly disclosed in accordance with SEC and NYSE regulations, including an explanation for the waiver. Waivers include, among other things, a material departure from a provision of this Code. Implicit waivers include the Company's failure to take action with respect to violations of Code provisions within a reasonable time following the Company's receipt of notice of the violation.

ADOPTED: MARCH 2, 2004

REVISED: MARCH 3, 2006

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                                                                    EXHIBIT 14.2

                                 ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Code of Ethics for Senior Officers (the "Code") of Cott Corporation. I have read the Code and understand and acknowledge that I may be subject to disciplinary action including, but not limited to suspension, dismissal, or any other action, including legal action, by Cott Corporation in the event of my violation of the Code.

Date:
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                                        Name


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                                        Signature

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                                        Title

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                                                                    EXHIBIT 14.2

               CODE OF ETHICS FOR SENIOR OFFICERS REPORTING FORM*

The undersigned hereby certifies that he or she is not aware of any of the following:

1. Any violation of the Code of Ethics for Senior Officers (the "Code") of Cott Corporation by the undersigned; or

2.   Any violation of the Code by anyone who is governed by the Code.

Date:
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                                        Name


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                                        Signature

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                                        Title

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*    Violations reported under the Reportable Concerns Policy are not covered by this Form.